EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS THIRD
QUARTER OPERATING RESULTS
DURANGO, Colorado (January 8, 2009) — Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported revenues and earnings for the third quarter and first nine months of FY2009.
For the three months ended November 30, 2008, total revenues declined 15.1 percent to approximately $7.4 million, compared with revenues of approximately $8.8 million in the three months ended November 30, 2007. Same-store sales at franchised retail outlets decreased approximately 8.1 percent during the most recent quarter, when compared with the third quarter of the previous fiscal year. Same-store pounds of products purchased from the Company’s factory by franchisees decreased approximately 24 percent when compared with the three months ended November 30, 2007. The Company believes the decrease in same store pounds purchased is due to a number of factors, including uncertainty among franchisees regarding the general economy approaching the key holiday sales season and a product mix shift from factory products towards products made in the stores operated by franchisees. The trend in same store pounds purchased improved in the month of December, relative to the third quarter. Same-store pounds purchased declined 8 percent in December 2008 when compared to December 2007. Sales of all franchised and Company-owned stores decreased 3.6 percent to approximately $25.2 million in the most recent quarter, compared with approximately $26.1 million in the corresponding prior-year quarter.
Net income during the quarter ended November 30, 2008 declined 33.5 percent to $842,004, when compared with $1,265,555 in the corresponding prior-year period. Basic earnings per share declined 30.0 percent to $0.14, versus $0.20 in the quarter ended November 30, 2007, while diluted earnings per share declined 26.3 percent to $0.14, compared with $0.19 in the corresponding prior-year quarter.
For the nine months ended November 30, 2008, total revenues declined 11.9 percent to approximately $20.8 million, versus revenues of approximately $23.6 million in the first nine months of FY2008. Same-store sales at franchised retail outlets decreased approximately 3.7 percent during the first nine months of FY2009, when compared with the corresponding period of the previous fiscal year. Product shipments to customers outside the Company’s system of franchised retail stores declined 41.3 percent, due to the absence of an order from a large warehouse club customer that benefited sales in the second quarter of FY2008, while same-store pounds of products purchased from the Company’s factory by franchisees decreased approximately 17 percent. Sales of all franchised and Company-owned stores increased 1.1 percent to approximately $82.2 million in the first nine months of FY2009, compared with approximately $81.4 million in the corresponding prior-year period.
Net income during the nine months ended November 30, 2008 declined 26.2 percent to $2,678,919, when compared with $3,630,525 in the first nine months of FY2008. Basic earnings per share declined 21.1 percent to $0.45, versus $0.57 in the nine months ended November 30, 2007, while diluted earnings per share declined 21.4 percent to $0.44, compared with $0.56 in the corresponding period of the previous year.
“The decrease in third quarter revenues and earnings was not unexpected and was primarily due to the widely-reported decline in customer traffic at regional shopping malls during the pre-holiday shopping period — a trend that continued through the month of December — along with a tendency for franchisees to emphasize store-made products over factory-made products during this period of economic uncertainty,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc.

“Franchisees opened 8 new domestic stores during the most recent quarter, compared with 14 new domestic store openings in the prior-year period, and this caused franchise fees to decline 55.4 percent relative to last year’s third quarter,” continued Merryman. “During the first nine months of the fiscal year, franchisees opened 28 new stores including a Cold Stone Creamery co-branded store, and another 6 stores opened in December, including a Cold Stone Creamery co-branded store. With an additional 2 to 4 new stores scheduled to come on line in January and February, we now expect 36 to 38 new store openings for the year ending February 28, 2009. This is in line with our previously stated goal of 35 to 40 new store openings.”
“During recent months, we have been working to develop a store model that is appropriate for smaller markets, as we believe significant growth potential exists if an attractive return on investment can be achieved by our franchisees in such markets. For example, we have been pleased with the performance of new stores in small cities such as Farmington, New Mexico and Brentwood, California during the past year, and our goal is to roll-out a franchise package for secondary markets during Fiscal 2010. In addition, we are devoting considerable resources to co-branding opportunities such as the Cold Stone Creamery relationship that was announced in October. Under the terms of that agreement, a number of franchised stores will be co-branded with both the Rocky Mountain Chocolate Factory and Cold Stone Creamery brands, and to date we have identified 2 locations that are expected to open in the coming month, in addition to the two locations opened through December. Since retail demand for ice cream peaks in the summer and demand for gourmet chocolates peaks during the winter holiday season, we believe these co-branded stores will provide customers more reasons to patronize our stores on a year-round basis.”
“The outlook for the U.S. economy remains unsettled, and while Rocky Mountain Chocolate Factory is far from immune to macro-economic factors, we believe that our business model should allow the Company to perform better than most retailers in the current environment,” observed Frank Crail, Chief Executive Officer of the Company. “Although the price of most small-cap stocks, including RMCF shares, suffered greatly during calendar 2008 when the Nasdaq Composite Index lost approximately 40 percent of its value, we have continued to provide our shareholders with cash dividend income during these difficult times. We look forward to the next economic recovery and remain confident in the long-term value that we can deliver to our franchisees and shareholders.”
During the third quarter of FY2009, new franchised stores were opened in Brentwood, California; Brownsville, Texas; Burnaby (Metrotown Centre), British Columbia; Cedar Park, Texas; Chicago (O’Hare International Airport), Illinois; Chicago (O’Hare International Airport) II, Illinois; Fredericton, New Brunswick; Milford, Connecticut; National City, California; Spokane Valley, Washington; Toronto (Eaton Centre), Ontairo; and a Cold Stone Creamery co-branded store in Scottsdale, Arizona. During December 2008, new franchised stores opened in Gunnison, Colorado; Las Vegas (Orleans Hotel), Nevada; Pickering, Ontario; two Company stores in Omaha (Oak View), Nebraska and Omaha (Westroads Mall), Nebraska as well as a Cold Stone Creamery co-branded store in San Diego, California. A complete list of stores is available on the Company’s website at www.RMCF.com.
On December 12, 2008, the Company paid a quarterly cash dividend of $0.10 per share to shareholders of record December 1, 2008.
The Company will host a conference call today, January 8, 2009, at 4:15 p.m. EST to discuss third quarter and nine-month operating results, along with other topics of interest. To access the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 EST and ask to be connected to the “Rocky Mountain Chocolate Factory conference call”. A replay of the call will be available through January 15, 2009 at 5:00 p.m. EST by dialing 877-344-7529 (international/local callers dial 412-317-0088) and entering the conference I.D. #426754.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 337 stores in 35 states, Canada, and the United Arab Emirates. The Company’s common stock is listed on Nasdaq under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, inability to open the number of new stores that are scheduled to open in January and February 2009, performance of our franchisees and Company-owned stores may be worse than expected in the fourth quarter of FY2009, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, the success of the Company’s test with Cold Stone Creamery Brands to test co-branded stores and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the nine months ended	Stores open as of
	November 30, 2008	November 30, 2008
United States:
Franchised Stores	22	285
Company-owned Stores	0	5
Cold Stone Creamery	1	1
International Licensed Stores	5	46

Total	28	337

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2008	2007	2008	2007
Revenues
Factory sales	$5,747	$6,856	77.2%	78.2%
Royalty and marketing fees	1,240	1,320	16.6%	15.0%
Franchise fees	124	278	1.7%	3.2%
Retail sales	333	312	4.5%	3.6%
Total revenues	7,444	8,766	100.0%	100.0%

Costs and Expenses
Cost of sales	4,182	4,944	56.2%	56.4%
Franchise costs	436	405	5.8%	4.6%
Sales and marketing	384	380	5.2%	4.3%
General and administrative	633	597	8.5%	6.8%
Retail operating	266	223	3.6%	2.6%
Depreciation and amortization	189	197	2.5%	2.3%

Total costs and expenses	6,090	6,746	81.8%	77.0%

Income from Operations	1,354	2,020	18.2%	23.0%

Other Income (Expense)
Interest expense	(6)	—	(0.1%)	—
Interest income	4	25	0.1%	0.3%
Other, net	(2)	25	0.0%	0.3%

Income Before Income Taxes	1,352	2,045	18.2%	23.3%

Provision for Income Taxes	510	779	6.9%	8.9%

Net Income	$842	$1,266	11.3%	14.4%

Basic Earnings per Common Share	$0.14	$0.20
Diluted Earnings per Common Share	$0.14	$0.19

Weighted Average Common Shares Outstanding	5,985,454	6,367,023
Dilutive Effect of Stock Options	210,391	173,522
Weighted Average Common Shares Outstanding, Assuming Dilution	6,195,845	6,540,545

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2008	2007	2008	2007
Revenues
Factory sales	$15,026	$17,787	72.3%	75.4%
Royalty and marketing fees	4,192	4,133	20.1%	17.5%
Franchise fees	398	450	1.9%	1.9%
Retail sales	1,178	1,223	5.7%	5.2%
Total revenues	20,794	23,593	100.0%	100.0%

Costs and Expenses
Cost of sales	10,981	12,339	52.8%	52.3%
Franchise costs	1,254	1,184	6.0%	5.0%
Sales and marketing	1,090	1,076	5.3%	4.6%
General and administrative	1,858	1,891	8.9%	8.0%
Retail operating	713	736	3.4%	3.1%
Depreciation and amortization	581	585	2.8%	2.5%

Total costs and expenses	16,477	17,811	79.2%	75.5%

Income from Operations	4,317	5,782	20.8%	24.5%

Other Income (Expense)
Interest expense	(14)	—	(0.1%)	—
Interest income	17	84	0.1%	0.4%
Other, net	3	84	0.0%	0.4%

Income Before Income Taxes	4,320	5,866	20.8%	24.9%

Provision for Income Taxes	1,641	2,235	7.9%	9.5%

Net Income	$2,679	$3,631	12.9%	15.4%

Basic Earnings per Common Share	$0.45	$0.57
Diluted Earnings per Common Share	$0.44	$0.56

Weighted Average Common Shares Outstanding	5,983,933	6,374,760
Dilutive Effect of Stock Options	164,485	164,996
Weighted Average Common Shares Outstanding, Assuming Dilution	6,148,418	6,539,756
SELECTED BALANCE SHEET DATA
(in thousands)

		February 29, 2008
	November 30, 2008	(audited)
Current Assets	$10,044	$8,963
Total assets	$16,933	$16,147
Current Liabilities	$3,543	$3,811
Stockholders’ Equity	$12,708	$11,655